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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qwest Corporation:

        We consent to the incorporation by reference in the Registration Statement (No. 333-179888) on Form S-3 of Qwest Corporation of our report dated March 12, 2013, with respect to the consolidated balance sheets of Qwest Corporation of December 31, 2012 and 2011 (Successor dates), and the related consolidated statements of operations, comprehensive income, cash flows, and stockholder's equity (deficit) for the year ended December 31, 2012, the period from April 1, 2011 to December 31, 2011 (Successor periods), and from January 1, 2011 to March 31, 2011 and the year ended December 31, 2010 (Predecessor periods), which report appears in the December 31, 2012 annual report on Form 10-K of Qwest Corporation.

        Our report refers to the acquisition of all of the outstanding stock of Qwest Corporation's indirect parent, Qwest Communications International, Inc., by CenturyLink, Inc. effective April 1, 2011, and states that the consolidated financial information of Qwest Corporation after the acquisition is stated on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Shreveport, Louisiana
March 12, 2013

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  EXHIBIT 23